Exhibit 5.2

January 6, 2026

AMATUHI HOLDINGS, INC.

231-0062 Kanagawa

1-1-8, Naka Ward, Sakuragichō

Nisseki Yokohama Building, 10th Floor

Yokohama, Japan

Re: Amatuhi Holdings, Inc. – Registration Statement on Amended No. 4 Form S-1/A

Ladies and Gentlemen:

We have acted as counsel to Amatuhi Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) relating to the offer and sale by the Company of up to 3,450,000 shares (the “Shares”) of the Company’s common stock, par value $0.000001 per share (“Common Stock”) (including 450,000 shares of Common Stock subject to the underwriters’ over-allotment option described in the Registration Statement).

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement” by and between the Company and Spartan Capital Securities, LLC (the “Underwriter”), the form of which is filed as Exhibit 1.1 to the Registration Statement.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the authenticity of the originals of such copies.

We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and public officials.

We express no opinion herein as to the laws of any state or jurisdiction other than the substantive Delaware General Corporation Law (including all related provisions of the Delaware Constitution and all reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution) and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that: the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable. No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ T. J. Jesky
T. J. Jesky
Attorney and Counselor at Law